Free Writing Prospectus
(to the Preliminary Prospectus Supplement
dated March 2, 2010)
Filed Pursuant to Rule 433
Registration No. 333-161227
CIGNA Corporation
Pricing Term Sheet

4.500% Senior Notes Due 2021
Issuer:	CIGNA Corporation
Principal Amount:	$300,000,000
Trade Date:	March 2, 2011
Settlement:	March 7, 2011
Maturity Date:	March 15, 2021
Issuer Ratings (Senior Debt)*:	Baa2 by Moody’s Investors
Service, Inc. / BBB by Standard
& Poor’s Ratings Services / BBB
by Fitch Ratings, Ltd.
Coupon:	4.500%
Price to Public (percent of principal amount):	99.497% of principal amount
Yield to Maturity:	4.563%
Spread to Benchmark Treasury:	112.5 basis points
Benchmark Treasury:	3.625% due February 15, 2021
Benchmark Treasury Price and Yield:	100-18; 3.438%
Interest Payment Dates:	September 15 and March 15,
commencing September 15, 2011
Optional Redemption Provisions:	Prior to December 15, 2020,
make-whole call at any time at a
discount rate of U.S. Treasury
plus 20 basis points; par call
on and after December 15, 2020.
CUSIP / ISIN:	125509 BP3 / US125509BP35

5.875% Senior Notes Due 2041
Issuer:	CIGNA Corporation
Principal Amount:	$300,000,000
Trade Date:	March 2, 2011
Settlement:	March 7, 2011
Maturity Date:	March 15, 2041
Issuer Ratings (Senior Debt)*:	Baa2 by Moody’s Investors Service, Inc. / BBB by Standard & Poor’s Ratings Services / BBB by Fitch Ratings, Ltd.
Coupon:	5.875%
Price to Public (percent of principal amount):	99.356% of principal amount
Yield to Maturity:	5.921%
Spread to Benchmark Treasury:	137.5 basis points
Benchmark Treasury:	4.250% due November 15, 2040
Benchmark Treasury Price and Yield:	95-06+; 4.546%
Interest Payment Dates:	September 15 and March 15, commencing September 15, 2011
Optional Redemption Provisions:	Prior to September 15, 2040, make-whole call at any time at a discount rate of U.S. Treasury plus 25 basis points; par call on and after September 15, 2040.
CUSIP / ISIN:	125509 BQ1 / US125509BQ18
Joint Bookrunning Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated Wells Fargo Securities, LLC

* These issuer ratings are not a recommendation to buy, sell or hold the notes offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P and Fitch. Each of the issuer ratings included herein should be evaluated independently of any other issuer rating.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, or Wells Fargo Securities, LLC toll free at 1-800-326-5897.